CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-269582 on Form S-6 of our report dated April 6, 2023, relating to the financial statements of FT 10648, comprising Target Dvd. Dbl. Play 2Q '23 - Term 7/9/24 (Target Dividend Double Play Portfolio, 2nd Quarter 2023 Series) and Target Dvd. Triple Play 2Q '23 - Term 7/9/24 (Target Dividend Triple Play Portfolio, 2nd Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 6, 2023